EXHIBIT 3.9

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

TRANSLATION

GENERAL BY-LAWS OF EAU DE SOURCE VITA (2000) INC.

GENERAL BY-LAW NUMBER 1

These general by-laws of the Corporation shall be known and designated as By-Law for Internal Administration.

1.	Interpretation. Unless there exists an expressed contrary provision or unless the context clearly indicates otherwise, in these by-laws and in any other by-laws of the Corporation:

1.1
“Act” shall mean the Canada Business Corporations Act R.S.C. 1985 Chapter C-44, and shall include in particular any act or statute which may replace it, in whole or in part. In the event of such replacement, any reference in the present by-laws to a provision of the Act shall be interpreted as being a reference to the provision which replaced it;

1.2	“By-law” shall mean the present by-laws, including any other by-laws of the Corporation which are in force at the time, as well as any amendments thereto;

1.3	All expressions conveyed in the present by-laws and defined in the Act have the same meaning, whether in the by-laws and/or the Act;

1.4
Terms and expressions used only in the singular shall include the plural and vise versa, and those only importing the masculine gender shall include the feminine and vise versa. Expressions designating physical persons, shall include moral entities, Corporations, companies, partnerships, syndicates, unions, trusts and any other business grouping of individuals;

1.5
The headings used in these by-laws shall serve merely as reference and shall not be considered in the interpretation of the terms, expressions or provisions contained in these by-laws, nor shall they be used to elucidate, modify or explain in whichever way the significance of whichever expression or provision.

MEETING OF THE SHAREHOLDERS

2.
Annual meeting. The annual meeting of Shareholders shall be held at the latest fifteen (15) months after the previous annual meeting, at the registered office of the Corporation or all such other places in Canada as, the Board of Directors shall designate, and/or at all other place outside of Canada to which all of the Shareholders having voting rights at such meeting shall have agreed upon, concurrently with the time determined by the Directors.

3.	Special General Meeting. Special General Meetings of the Shareholders of the Corporation may be called at all times:

3.1	By the President (or chairman) of the Board of Directors or the President of the Corporation;

3.2	Upon resolution of the Board of Directors;

3.3	Upon signed requisition by all of the Directors of the Corporation remitted to the Secretary of the Corporation;

3.4
Upon written requisition given to each of the Directors of the Corporation and to the registered office of the Corporation, and signed by the holders of at least five percent (5%) of the issued and outstanding shares in the capital stock of the Corporation, having a voting right in connection with the business to be transacted at such meeting, as posited in such requisition;

3.5	Upon order of a Court of competent jurisdiction and/or by all other means provided for by law.

The Special General Meetings of the Shareholders shall be held at the date and time determined by the person, the persons or the tribunal, as the case may be, allowing the parties to be called to a meeting. The place at which such Special General Meetings of the Shareholders must be determined in the same manner as provided for an annual meeting.

Such meetings are held, conducted, adjourned or terminated in conformity with the by-laws of the Corporation, the provisions of the Act or the order of a Court of competent jurisdiction. Unless specified otherwise, such meetings are called by the Secretary or any Assistant Secretary of the Corporation by means of notice, as provided for hereunder.

4.
Notice. Written notice of the time, date and place of the Special General Meeting of Shareholders, together with the nature of the business to be transacted at such meeting, in geneal terms, as well as the text of all special resolutions to be tabled before the meeting, shall be given to each person having the right to receive such call-in notice and identified in the securities register of the Corporation as Shareholder as of the Reference Date, to each of the Directors, as well as to the auditors of the Corporation, not less than twenty-one (21) days nor more than fifty (50) days before the date of each meeting. Notwithstanding the above, a meeting of the Shareholders may take place for any business to be transacted, at any date, time and place inside the territory of Canada or at such other place outside of Canada, without notice, if all of the Shareholders having the right to receive a call-in notice are present at the meeting in person or by proxy representatives, and if the Shareholders having a right to receive a call-in notice which are not present have consented to the meeting and renounced the requirement of a notice. All Shareholders and their proxies, validly authorized, all Directors and all auditors of the Corporation, may renounce to the call-in notice to any meetings of the Shareholders and to any irregularity during such meeting or to the notice of such meeting, by written means, telegram, wired cable or telex addressed to the Corporation. Notices of any Special General Meeting of the Shareholders shall indicate the business which shall be taken into consideration thereat.

5.
Attendance at meeting. In addition to the Shareholders having a voting right, the Directors, Secretary or any Assistant Secretary, auditors and legal counsel for the Corporation shall have the right to assist, be present and participate in all meetings of the Shareholders without, however, having the right to vote. The auditors and all the Directors who are not Shareholders shall, in addition, have the right to receive all notices and/or other communications in connection with such meeting in the same fashion as a Shareholder would be entitled to receive.

6.
Omission of notices. The involuntary omission of giving notice of any meeting or the default to receive a notice by any person, does not entail the nullity of any resolutions adopted or other business transacted at such meeting of the Shareholders.

7.
Reference Date. The Directors shall have the right to fix, in advance, a date and a time which should be referred to as the Reference Date, in order to determine the number and identity of the Shareholders which shall have the right to receive a call-in notice to the meetings of the Shareholders. In the absence of greater restrictions or obligations imposed by any stock exchange by-laws which the Corporation may be subject to, the Reference Date shall not be less than twenty-one (21) and no more than fifty (50) days prior to the date for which the meeting is fixed.

In the event that the Directors omit to fix, in advance, a Reference Date, in connection with any meeting of the Shareholders, such Reference Date destined to determine the number and identity of the Shareholders shall be deemed to be from the time of closing of the business, the day immediately preceding the day upon which the notice is given or, if no notice is given, the date upon which the meeting is held.

8.
Chairman of the meeting. The President of the Board of Directors (as the case may be) or, in his absence, the President of the Corporation or, in his absence, the Vice-President which is also a Director, shall act as the chairman of the meetings of the Shareholders. In the absence of each of the aforesaid persons, the Shareholders which are present and entitled to vote must choose another Director to be chairman of the meeting. If no such Director is present or refuses to be chairman of the meeting, the Shareholders which are present and entitled to vote thereat must choose one (1) of their own to be chairman.

9.
Voting. All questions submitted to any meeting of the Shareholders shall be voted upon, in first instance, by show of hand. In the case of an equality of votes, the chairman of the meeting, either by show of hands or secret ballot, shall be entitled to a second casting vote.

At all meetings of the Shareholders, unless a secret ballot is required, the declaration by the chairman of the meeting that a resolution was adopted or unanimously adopted or adopted by a specific majority or has been rejected and dismissed or has not been yet adopted by a specific majority, constitutes conclusive evidence to such effect, without it being necessary to demonstrate the number or the percentage of voices in favour of or against the motion made.

In the event that two or more persons jointly hold one or more shares, one or the other of such persons attending such meeting of the Shareholders is entitled, in the absence of the other, to vote in regards to such shares. Nevertheless, if more than one such person is a participant, whether individually or by proxy, then the person whose name appears first in the securities ledger of the Corporation shall have the definite right to vote. The executors and/or administrators of a deceased Shareholder’s estate shall be deemed to be joint holders of such shares for the purposes of the present paragraph.

In the event that a secret ballot is required during any meeting of the Shareholders for the election of a President or for the question of adjournment or closing of a meeting, the parties must proceed immediately and without adjournment. In the event that a secret ballot is requested for any other question or for the election of the Directors, the parties must proceed by secret ballot immediately or at such later time during the meeting or after an adjournment, as may be determined by the chairman. The results of the secret ballot shall be deemed to be the resolution of the meeting at which the secret ballot was requested. The request for secret ballot may be revoked.

10.
Proxies. Every Shareholder entitled to vote at a meeting of the Shareholders may appoint a proxy holder or one or more alternate proxy holders. At all meetings of the Shareholders, at which a Shareholder has a right to vote, all Shareholders shall be entitled to vote by show of hands. Upon secret ballot, each Shareholder present in person or by proxy shall have one vote per share registered in his name.

Each Shareholder, including the Shareholder which is a legal entity, entitled to vote at a meeting of the Shareholders may, by way of proxy, nominate a proxy holder which is not required to be a Shareholder of the Corporation, in order to assist and participate to the meeting of the Shareholders, in the matter and with the authority provided for in the proxy.

An act nominating a proxy holder shall be in writing and signed by the Shareholder or his authorized mandatary, or if the Shareholder is a legal entity, shall be sealed or signed by a Director or valid mandatary of such legal entity. In order to be validly authorized, such proxy must be produced at the registered office of the Corporation or where the meeting of the Shareholders shall take place. Such proxy ceases to be valid one year after the date inscribed thereon, unless otherwise provided for therein.

An act naming a proxy holder may be drafted in accordance with the formulation hereunder or any other formulation which complies with the requirements of the Act:

“The undersigned Shareholder of _______________________ hereby nominates and constitutes ________________________ of _______________________, as proxy holder in order for the latter to assist and participate for and on the undersigned’s behalf, in the meeting of the Shareholders of the Corporation, which shall be held on ________________ at ___________ (time), as well as to any continuation of such meeting in the case of adjournment, the whole to the extent and to the power which the undersigned otherwise would have exercised at such meeting had he been present.

DATED, this ______ day of _____________________

____________________________
Shareholder’s signature”

11.
Quorum. For the purpose of choosing a chairman of the meeting or for the purpose of adjourning such meeting, the persons physically present or the proxy holders each holding at least one share in the capital stock of the Corporation shall constitute quorum thereat. For all other purposes, the quorum at any meeting of the Shareholders (unless a higher number of Shareholders and/or shares is required by the statutes of inCorporation or by the Act) shall be constituted by at least one person holding personally or by proxy ten percent (10%) of the issued and outstanding shares of the capital stock of the Corporation, having a right of vote at such meeting, in connection with the business to be transacted thereat.

12.
Adjournment. In the event that a quorum is not constituted in the half hour following the time fixed for the meeting of the Shareholders, such meeting shall be dissolved if the meeting was called at the request of the Shareholders, as hereinabove provided. In the event that the meeting was called in any other fashion, the meeting shall be adjourned to the same day and time, one week following, without it being necessary to give a notice of such adjournment. During such follow-up meeting, the Shareholders having a right to vote that are present shall constitute a quorum, notwithstanding their number or the value of the shares which they represent. The chairman of any meeting at which a quorum has been constituted shall be entitled, upon consent of the assembly, to adjourn such meeting, from time to time, and one place to another, as determined by the assembly, in the event that the persons present shall so require. In the event of adjournment, no business may be transacted at the meeting following, which would not have been re-transacted at the original meeting. It shall not be necessary to give notice to the Shareholders of any adjourned meeting if such meeting is adjourned for periods of time not exceeding thirty (30) days.

DIRECTOR

13.
Number. The business of the Corporation shall be managed by the Board of Directors which shall consist of not fewer than one (1) and not more than (10) Directors. The Shareholders shall be entitled to fix the precise number of Directors by a majority resolution to that effect passed at a meeting of the Shareholders.

14.
Power. The Board of Directors shall supervise and carry on the business and affairs of the Corporation. Generally speaking, the Board of Directors shall exercise all of the powers and duties of the Corporation and perform all of the acts or deeds within the powers of the latter, except those for which the Act, statutes, by-laws, special resolutions of the Corporation or whichever other statute expressly require a different execution method. Each Director and Officer of the Corporation shall exercise his functions and powers honestly, in goodfaith and in the best interest of the Corporation. They shall exercise the same degree of care, diligence and skill that a reasonable prudent person would have exercised in comparable circumstances.

15.
Vacancies. In the event of one or more vacancies on the Board of Directors, the Directors still in office shall exercise all of the powers of the Board of Directors until such time that a quorum remains in place.

In the event that there is a quorum in place and that a vacancy occurs on the Board, the Directors in place shall be entitled to nominate a qualified person to fill such vacancy until the expiration of their term of office, unless such vacancy results from an increase in the number or minimum number of Directors or from a failure of the Shareholders to elect the number or minimum number of Directors, in which case the vacancy shall only be filled by vote of the Shareholders.

16.
Qualification. All Directors must at least be of the age of 18, and no person shall be qualified for election as a Director if he has the status of bankrupt, or is unsound of mind. The majority of the Board of Directors must be Canadian residents.

17.
Term of office. Subject to the statutes of inCorporation, the Director shall hold office commencing on the date of the meeting at which he was elected or nominated and terminating on the date of the next annual meeting following his election or nomination, or at the date upon which his successor is nominated or elected.

18.	End of term of office. The term of office of a Director shall end Ipso facto in the following events.

18.1
In the event that he declares bankruptcy or if an order of trusteeship is pronounced against him or if he makes a voluntary assignment of his assets, the whole pursuant to the Bankruptcy Act of Canada;

18.2	If a decision is rendered against him, declaring him unsound of mind, or if a regime of protective supervision is declared in respect his person;

18.3	In the event of his resignation by way of written notice; if such resignation does not immediately take effect, it shall take effect according to its terms.

19.
Election and revocation. Directors are elected on an annual basis or as such other interval as may be provided for in the statutes of incorporation, by the Shareholders gathered in a General Meeting and by vote of show of hands, save and except in the event that a secret ballot is required, and which term of office shall not exceed more than three years. Subject to the statutes of incorporation, all Directors then in office shall leave the meeting of the Shareholders at which other Directors must be elected. As long as they still qualify for directorship, the departing Directors shall be admissible to re-election. The Shareholders of the Corporation may, by a majority adopted resolution, during a special meeting validly called for such purpose, revoke any Director prior to the end of his term of office, and elect, by a majority adopted resolution, during such meeting, any other person in his stead for the time remaining in the original Director’s mandate.

In the event that a complete number of Directors is not elected, whether due to the reason of loss of their qualification, refusal to act or death of one or more of the chosen candidates, the elected Directors may exercise all of the powers of the Board, as long as quorum is constituted.

Resigning Director shall remain in office until the adjournment or the end of a meeting at which his successors shall be elected, unless such meeting shall have been convoked to revoke his mandate, in which case the Director ceases to occupy his office immediately upon adoption of a resolution to that effect.

20.	Validity of acts. The acts of a Director or an Officer shall be valid, notwithstanding the irregularity of his election or nomination or default in status.

21.
Remuneration. As remuneration for the services rendered, the Directors shall be paid on a yearly basis such amount, from the funds of the Corporation, which they may determine at any time. The Board of Directors may grant, by resolution, a specific remuneration to any Director handling specific responsibilities for the Corporation or rendering whichever particular service for the Corporation, other than the duties normally carried out by a Director of a Corporation. Such resolution does not require the confirmation of the Shareholders. The Directors shall also be entitled to reimbursement for their traveling expenses and all other reasonable expenses incurred in the execution of the business and affairs of the Corporation.

MEETING OF DIRECTORS

22.
Place of meeting. The meetings of the Board of Directors and of the Executive Committee of the Board of Directors (as the case may be) can be held anywhere, whether in Canada or outside of Canada. A meeting of the Board of Directors may be convoked at all time by the President of the Board (as the case may be), the President of the Corporation or any Director. The Secretary must call a meeting of the Board of Directors when required by one of the hereinabove-mentioned persons.

23.
Notice. A notice of the time and place of all meetings shall be given to each Director, at least two days prior to the date of such meetings. However, the meetings of the Board of Directors or the Executive Committee (as the case may be) shall be held at all time without call-in notice, in the event that the Directors present and absent renounce to such call-in notice.

The meeting of the Board of Directors which immediately follows the election of Directors during an annual or Special General Meeting of the Shareholders may be held without prior notice. The meeting of the Board of Directors held for the purposes of nominating a Director to fill a vacancy on the Board of Directors may validly be held without giving a prior notice to the Director or Directors recently nominated or elected, provided that a quorum be present.

24.
Renunciation of the notice. A notice of all meetings of the Board of Directors or the Executive Committee of the Board of Directors (as the case may be), and all irregularities that may occur during any meetings or in any notices of such meetings, may be subject to renunciation by any Director by means of writing, telegram, wired cable or telex addressed to the Corporation.

25.
Participation by telephone. A Director may, with the consent of all the Directors of the Corporation (given before or after the meeting), participate in a meeting of the Board of Directors or the Executive Committee of the Board of Directors, by means of conference calls or any other means of communication that would allow him to communicate and hear the other participants of such meeting. Such Director who participates to a meeting in such a manner shall be deemed having assisted to the meeting as if he had been physically present.

26.
Adjournment. A meeting of the Board of Directors or the Executive Committee of the Board of Directors (as the case may be) may be adjourned at all time by the chairman of the meeting, upon consent of the meeting, to an ulterior date and at a specific place without further notice. Any follow-up meeting may validly deliberate if such follow-up meeting is held according to the terms set forth at the time of the adjournment, and if a quorum is constituted.

The Directors which constituted a quorum during the original meeting shall not be obliged to constitute quorum at the time of the follow-up meeting. In the event that a quorum is not constituted at the time of the follow-up meeting, the original meeting shall be deemed closed immediately following its adjournment.

27.
Voting and Quorum. The Directors of the Corporation may determine the quorum required at the meetings of the Board of Directors, failing which, a majority of the Directors shall constitute a quorum for the transaction of business. Subject to the terms of paragraph 27 of the present, no business can be transacted by the Directors, save and except during a meeting of the Board of Directors at which a quorum is present (and otherwise provided by the Act) at which the majority of the Directors present are composed of Canadian residents. All questions submitted during the meeting of Board of Directors shall be decided by a majority vote. In the case of the equality of votes, the President of the meeting has, in addition to his initial vote, a casting vote.

RESOLUTION IN THE PLACE OF A MEETING

28.	A written resolution signed:

28.1	By all of the Directors entitled to vote on such resolution during a meeting of the Directors and/or a meeting of the Executive Committee of Directors; or

28.2	By all of the Shareholders;

whether in one or multiple copies, shall have the same effect as if such resolution had been adopted at a meeting of the Board of Directors or the Shareholders which had been validly called and held.

OFFICERS

29.
Election and nomination of Officers. The Board of Directors must, annually or when required, elect a President of the Board (as the case may be), a President and a Secretary, and if the Board of Directors shall deem it necessary, they may name, annually or when required, one or several Vice-Presidents, Treasurer and one or more Assistant Secretaries and/or one or more Assistant Treasurers. None of the aforesaid Officers, with the exception of the President of the Board (as the case may be), are required to be a Director of the Corporation. One person may occupy two (2) offices; when the same person occupies both functions of Secretary and Treasurer, such person shall be designated as Secretary/Treasurer. The Board of Directors may, at all times, name any other Officer, employee or mandatary which it may deem necessary, which such person shall exercise the powers and fulfill the functions and duties that the Board of Directors shall have assigned to his by resolution from time to time.

30.
Remuneration and revocation of Officers. The Board of Directors may, from time to time, by resolution, fix the remuneration of all Officers, employees and manadatars, elected or nominated by the Board. The fact that an Officer, employee or mandatary is also a Director or Shareholder of the Corporation does not prevent such person from receiving a remuneration as fixed in the manner set forth hereinabove. The Board of Directors may, by resolution and in the absence of an agreement to the contrary, revoke a mandate of an Officer, employee or mandatary, with or without cause.

31.
The delegation of the powers of Officers. In the absence, incapacity or refusal to act of any Officer of the Corporation, or for any other reason considered sufficient by the Board of Directors, the latter may delegate, for a period of time, all or any part of the powers of such Officer to any other Officer or Director.

32.
The Treasurer of the Board of Directors. The Board of Directors may, at its discretion, elect a President of the Board of Directors who must necessarily be a Director of the Corporation. Such Officer shall have the task and duties which are attributed to him by the Board of Directors.

33.
President. The President is the Chief Executive Officer of the Corporation and supervises the general affairs of the Corporation. In the absence of the President of the Board of Directors (as the case may be), the President shall, when he is present, preside all meetings of the Board of Directors, of the Executive Committee and of the Shareholders. He shall sign all contracts, documents and written acts which require his signature, and he must exercise the powers and functions which are assigned to him, from time to time, by a resolution of the Board of Directors, or which are inherent to his office.

34.
Vice-President. The Vice-President or in the event that there is more than one Vice-President, shall, in their order of seniority, be possessed of all of the powers, duties and obligations of the President, in the case of his absence, incapacity, or refusal to act. Nevertheless, in the event that such President is not a Director of the Corporation he shall not be entitled to preside over any meeting of the Shareholders, as President of such meeting. The Vice-President, or in the event that there is more than one, shall sign all contracts, documents and other written acts which require their signature, as well as exercise the powers and fulfill the functions that the Board of Directors may by resolution assign to them, from time to time.

35.
Secretary. The Secretary of the Corporation must give or ensure that it has given all call-in-notices of a meeting of the Board of Directors, of the Executive Committee of the Board of Directors (as the case may be) and meetings of the Shareholders upon receiving instructions to that effect. He has, in addition, the care of the corporate minute book and subject to paragraph 49 of the present, all share certificates, Shareholders ledgers, Directors ledgers and all other securities ledgers of the Corporation. He must sign the contracts, documents and written acts which require his signature and must exercise the powers and fulfill the functions that the Board of Directors may, from time to time, confer upon him by way of resolution.

36.
Treasurer. Subject to the terms of any resolutions adopted by the Board of Directors, the Treasurer shall have the guard and responsibility to all of the Corporation’s funds and securities, and he must deposit same, in the name of the Corporation, with all banks or other financial institutions that the Board of Directors shall chose by way of resolution. He must reconcile, maintain and conserve all of the books of account and accounting registers required for the purposes of inscription of the transactions of the Corporation and generally conform to the requirements of the Law. He must sign the contracts, documents and written acts which require his signature, as well as exercise the powers and fulfill the functions attributed to him by the Board of Directors, from time to time, by way of resolution. He may called to furnish a surety, in order to guarantee his obligations, which the Board of Directors may, in its absolute discretion, determine. No Director shall be held responsible for the decision not to require such surety or the insufficiency of same or of any loss resulting from the lack of a surety.

37.
Assistant Secretary and Assistant Treasurer. The Assistant Secretary or in the event of more than one, the Assistant Secretary in order of seniority (as the case may be) and the Assistant Treasurer, or in the event of more than one, the Assistant Treasurer in the order of their seniority (as the case may be) fulfill the functions of the Secretary and of the Treasurer, respectively, in their absence, or in their incapacity, the Assistant Secretary and the Assistant Treasurer shall sign the contracts, documents and written acts which require their signature as well as exercise all powers and fulfill all duties that the Board of Directors may, from time to time, confer upon them by way of resolution.

38.
General Officer or Manager. The Board of Directors may, at all times, name a General Officer or one or more Managers (each of which may be a Director but is not obliged to be), and shall delegate to such persons the powers and the authority to administer and to direct the affairs of the Corporation (save and except for the affairs in question that, in accordance with the Act, must be transacted or executed by the Board of Directors or by the Shareholders in a general meeting) and to hire or terminate the mandataries and employees of the Corporation, as may be determined by the Board of Directors. When a General Officer or a Manager is also a Director, he may be designated as the Managing Director. The General Officer or Manager shall respect and execute all legal directives that the Board of Directors of the Corporation may give, and the latter in turn must give to the Directors all information which it requires in connection with the business affairs of the Corporation. Notwithstanding the preceding, all mandataries and/or employees named by the General Officer or the Manager may be terminated by the Board of Directors;

39.
Vacancy. In the event that the office of the President of the Board (as the case may be), the President, Vice-President, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer or any other office created by the Board of Directors in accordance with Section 29 of the present, shall become vacant by reason of death, resignation or for any other cause, the Board of Directors must, in the case of the President and the Secretary, and may in the case of the other Officers, elect or nominate, as the case may be, an Officer in order to fill such vacancy.

EXECUTIVE COMMITTEE

40.
Election. When constituted by more than six (6) Directors, the Board of Directors may elect amongst its members an Executive Committee to be composed of at least three (3) of its members, by way of resolution. The majority of the Executive Committee must be composed of Canadian residents, and each member of the Executive Committee shall remain in function at the option of the Board of Directors.

41.
Destitution, modification and other. The Board of Directors may destitute, without cause, any member of the Executive Committee or increase or change its composition, and adopt the by-laws pertaining to the calling, the holding and the quorum required for meetings of the Executive Committee, as well as stipulate any rules or procedures;

42.	Powers. The Executive Committee may exercise all of the powers of the Board of Directors.

43.
Committees of the Board of Directors. The Board of Directors may constitute, from persons chosen amongst its members, one or more committees of the Board of Directors, which the compositions, powers and duties shall be at the sole discretion of the Board of Directors, subject to the dispositions of paragraph 46 hereof.

44.
Power. Any such committee of the Board of Directors may exercise all of the powers which are conferred upon it by the Board of Directors at meetings at which a quorum of the members or a resolution signed by all the members of such committee shall be present. The meetings of such committee of the Board of Directors must take place in the Province of Quebec or at such other place, in accordance with the directives of the Board of Directors.

45.
Procedure. Unless otherwise determined by the Board of Directors, each committee shall fix its own quorum, which shall never be less than the majority of its members, elect is own President, and administer its own deliberation.

46.	Limitations on power. Subject to the dispositions of paragraph 43 hereof, no committee of the Board of Directors may:

46.1	Submit any questions or matters to the Shareholders for their approval;

46.2	Destitute or replace the Directors, auditors or accountants, the Chief Financial Officer, President of the Board (as the case may be) or the President;

46.3	Issue any securities, save and except in the manner and according to the modalities as may have been previously authorized by the Directors;

46.4	Declare a dividend;

46.5	Allow the Corporation to purchase, redeem or otherwise acquire shares in its own capital stock;

46.6	Pay any commission in connection with the issuance of the securities of the Corporation;

46.7	Approve any information circular in or within the context of solicitation of proxies;

46.8	Approve information notes or circulars in the context of a public offering or a public redemption;

46.9	Approve the financial statements to be distributed to the Shareholders of the Corporation; or

46.10	Adopt, modify or repeal any by-law of the Corporation.

SHARES AND DIVIDENDS

47.
Allotment and issuance. The shares of the capital stock of the Corporation may, at any time, be allotted and issued according to the terms and conditions and to the person or groups of persons that the Board of Directors may determine by way of resolution.

48.
Share certificates. The share certificates and the endorsement formula appearing on the reverse side thereof shall have the form that the Board of Directors shall approve, from time to time. Such share certificates shall be signed by the President of the Board (as the case may be), the President or a Vice-President, jointly with the Secretary and/or the Assistant Secretary (as the case may be), and this, notwithstanding any changes to the persons occupying such offices between the time of signature of the certificates and the issuance of such certificate, and further notwithstanding the fact that the President of the Board (as the case may be), the President or the Vice-President or the Secretary or the Assistant Secretary who apposed his signature was not in function at the date of issuance of such certificate. A share certificate signed as above stated is valid and binds the Corporation.

Notwithstanding the disposition of the final clause of paragraph 48 of the present, the signature of the President of the Board (as the case may be) or the Vice-President may be printed, engraved, lithographed or mechanically reproduced on the share certificates of the capital stock of the Corporation, and such certificates signed in such manner shall be deemed to have been signed by the hand of the Board (as the case may be), the President or the Vice-President themselves. Such signatures shall be as valid as if they had been apposed by hand. In the event that the Corporation has named a Transfer Agent, the signature of the Secretary or the Assistant Secretary (as the case may be) may also be printed, engraved and lithographed or otherwise mechanically reproduced, and when counter-signed by the Transfer Agent, such share certificates shall be valid as if they had been signed by hand.

49.
Transfer Agent. The Transfer Agent shall be in charge of the care of the ledgers. The Board of Directors may, as it deems fit, name or revoke by way of resolution, one or more Transfer Agents to conserve and care for the transferred ledgers and/or one or more agents charged with the holding of such ledgers shall be responsible of entering into the ledgers all transfers, issuances, etc., as may be required. All share certificates representing shares in the capital stock of the Corporation and issued following such nomination shall be countersigned by one of the Transfer Agents nominated for such purpose.

50.
Delivery of the share certificates. No transfer of issued shares shall be recorded, unless the share certificate representing such shares being transferred has been remitted and cancelled by the Corporation.

51.
Lost, stolen, destroyed or mutilated share certificates. If a share certificate is lost, stolen, destroyed or mutilated, such event shall be reported to the Corporation or to the Transfer Agent of the Corporation (as the case may be), together with a sworn declaration to that effect and the enumeration of events leading to such loss, theft, destruction or mutilation.

Following receipt of such sworn declaration together with a surety provided in order to indemnify the Corporation against all losses, damages or expenses which may be incurred by the Corporation as a result of the loss of the share certificate, a new share certificate may be issued in replacement of that which was lost, stolen, destroyed or mutilated, so long as such issuance is authorized and ordered by the President of the Board (as the case may be), the President, Vice-President, Secretary or the Treasurer, or by way of resolution of the Board of Directors.

52.
Dividends. The Board of Directors may, at all times, declare dividends by way of resolution, or the Corporation may pay such dividends on the issued shares, subject to the relevant dispositions of its statutes.

The Board of Directors shall not declare and the Corporation shall not pay dividends, if there is serious reason to believe that the Corporation would become, following such declaration of dividend and payment thereof, incapable of honoring its obligations as they become due, or if the value of the realization of the assets of the Corporation would be, due to such dividend, less than the total of its liabilities and its paid up capital.

The Board of Directors may declare a dividend which is payable by issuance of shares in the capital stock of the Corporation, which shares shall be issued as fully paid and non-assessable.

53.
Receipt from common holders. In the case where several persons are registered as holder of any one share of the Corporation, any one of such persons may be entitled to give a valid receipt acknowledging the payment of the dividend and/or portion thereon, in capital and interest.

54.
Reserve. The Board of Directors may, prior to declaring a dividend or other decision to distribute profits, set aside certain funds of the Corporation in order to constitute a reserve which shall be used for any purposes, which profits may normally be used by the Corporation, the whole at the discretion of the Board of Directors.

RESPONSIBILITIES OF THE DIRECTORS AND OF OFFICERS

55.	No Director or Officer is responsible:

55.1	For the acts, negligence or default of any other Director, Officer or employee;

55.2	For any losses, damages or expenses incurred by the Corporation, as a result of its deficiency or a title problem of any asset acquired by or on behalf of the Corporation;

55.3	For any insufficiency of a surety in which the funds of the Corporation were placed or invested;

55.4	For losses or damages resulting from the bankruptcy, insolvency or the fault of any person, Corporation or other entity, to which monies, securities or assets shall have been remitted or deposited;

55.5
For any losses, conversions, misappropriations or misuses whatsoever or for any damages resulting from any transactions involving sums of money, securities or other assets belonging to the Corporation;

55.6	For all other losses, damages, or incidents of whatsoever nature which may occur during the execution of the duties of his office;

And this, unless such Officer or Director is in default of exercising his powers and fulfilling his functions honestly, in good faith and in the best interest of the Corporation, or did not execute his functions with a degree of diligence and confidence which a reasonably prudent person in his stead would otherwise have done in similar circumstances.

The Directors of the Corporation shall be held responsible in connection with any contract, document or transaction, whether or not such documents were concluded or signed for and on behalf of the Corporation, without prior approval of the Board of Directors

If a Director or an Officer of the Corporation is also an employee thereof, or is a Shareholder, such facts shall not prevent that person from receiving a just remuneration for the services rendered.

INDEMNIFICATION OF THE DIRECTORS

56.	Each Director or Officer of the Corporation, together with their executors, successors, administrators or other legal representatives shall, at all times, be indemnified and held harmless against:

56.1
Any liability, responsibility in connection with any action, claim, or judicial proceeding instituted against him by reason of an act which was accomplished or permitted while exercising his functions and duties, as long as such functions and duties were exercised with integrity, in good faith and in the best interest of the Corporation and the belief that such act was not illegal;

56.2	All other fees, costs and expenses incurred for and on behalf of the Corporation in carrying out his functions and duties.

VOTING RIGHTS TO BE EXERCISED IN CONNECTION WITH SECURITIES
HELD IN OTHER CORPORATIONS

57.
All voting rights attaching to securities held, from time to time, in the capital stock of other Corporations, may be exercised at all meetings of the Shareholders of such other Corporation. The voting right shall be exercised by the person(s) which the Board of Directors of Eau de Source Vita may determine, at any time. The Officers authorized to sign the name of the Corporation may also sign and remit to the other Corporation the proxies or other attestations appointing a person to vote, without it being necessary to obtain prior approval by the Board of Directors.

NOTICES AND OTHERS

58.
Service. All notices or other documents which may be given or sent by the Corporation to any Shareholder, Director or auditor of the Corporation shall be served upon them personally or sent by registered mail or by telecopier or by electronic mail, and addressed to such Shareholder, Director or auditor, at their last known address which appears in the ledgers of the Corporation. In the event that no address appears in the ledger, then such notices or documents shall be sent to the last known address to the recollection of the Secretary. As regards to notices and/or other documents sent by mail, it shall be sufficient to demonstrate that the envelope containing such notices or documents was appropriately addressed and placed in a mailbox at the Post Office.

59.
Undelivered documents. When notices or other documents, which must be given or sent by the Corporation to its Shareholders, are placed in the mail to the attention of such Shareholder at his/her last known address on three (3) successive occasions, and that the said notices or documents have been returned by the Post Office to the Corporation, the Corporation shall not be obligated to make any further sending to the aforesaid Shareholder until such time as the latter shall have sent written notice to the Corporation requesting that all future notices or documents be sent at a specified address.

RECOGNITION OF THE RIGHTS OF THIRD PARTIES

60.
Acknowledgement of the rights of third parties. Subject to the dispositions of the Act, the Corporation must consider the registered holder of a security as being the sole person having the right to vote, receive notices, dividends or other payments or distributions, or otherwise be the sole person being entitled to exercise all of the rights attaching to such securities. Subject to the dispositions of the Act, the Corporation shall not be held to search for any obligations towards third parties nor be held to execute any obligations vis-à-vis such third party.

61.
Shares registered in the name of multiple persons. In the case of shares registered in the name of several persons, notices or other documents shall be given to the person whose name first appears in the Corporation’s ledgers, and such notices or other documents shall be valid for all the holders thereof.

62.
Persons diverting their rights by the effect of the Act. Any person that, by the effect of the Act, a transfer or in any other fashion, acquires the right to hold shares in the capital stock of the Corporation, shall be bound by all notices or documents pertaining to such shares, if such notices or documents are validly served to the person(s) registered at his/her place in the Corporation’s ledgers as holder or one of the holders of the said shares. Such service shall furthermore be considered, for all purposes, as valid when all notices or documents are served to the executors, successors, legal representatives or to any person (as the case may be) which may have an interest in such shares.

63.
Deceased shareholder: All notices or other documents transmitted or sent by mail or left at the address of any Shareholder, as it appears in the Corporation’s ledgers, shall be considered having been validly transmitted or sent, in regards to the shares held by the Shareholder, the whole notwithstanding the death of such Shareholder or the fact that the Corporation may be aware of such death or not (whether he/she is the only holder or holds the shares jointly with other persons), and this, until such time that another person shall be registered at his/her place in the Corporation’s ledgers as holder or one of the holders of such shares. Such service shall furthermore be considered, for all purposes, as valid when all notices or documents are served to the executors, successors, legal representatives or to any person (as the case may be) which may have an interest in such shares.

64.	Signature of the notice: The signature of any Director or Officer of the Corporation may be written, stamped, typed or printed, in whole or in part.

65.
Computation of delays: When a notice of a fixed number of days or a certain period of time is required pursuant to the dispositions of the statutes of inCorporation or the by-laws of the Corporation, the day of service or mailing of such notice shall, save and except as otherwise indicated, be counted in such fixed number of days or other period of time, and such notice shall be deemed having been sent the day it was served or mailed.

66.
Proof of service: An attestation of any Officer in function at the time of the writing of the attestation, or of any Transfer Agent or Local Transfer Agent of whichever category of shares of the Corporation, shall be sufficient to establish a conclusive proof of service, mailing and delivery of all notices or other documents to any Shareholder, Director, Officer or auditor, as well as the publication of all notices or other documents. Such proof of service shall be sufficient to bind all Shareholders, Directors, Officers or auditors of the Corporation.

MISCELLANEOUS

67.
Negotiable instrument. All cheques, drafts or mandates issued for payment in cash, as well as all bills, accepted claims and exchanged letters, shall be signed by the Manager(s) or by any other person designated at all times by way of a resolution of the Board of Directors. The Board of Directors shall also establish the way in which such negotiable instrument shall be signed.

68.
Securities bookkeeping. All securities (including the purchase rights) held by the Corporation shall be deposited in the name of the Corporation in a charter bank or in a trust or safety box or, in the event that it is authorized by way of a resolution of the Board of Directors, in any other depositing establishment or by any other means that may, at all times, be determined by the Board of Directors.

All securities (including the purchase rights) that belong to the Corporation and are held by one or many head figures of the Corporation may be endorsed in blank; said endorsement shall be validated in order to complete the transfer and allow its entry.

69.
Contracts. The contracts, documents or written acts or deeds that require the signature of the Corporation shall be signed by any Manager or Director nominated by the Board of Directors, and any such contracts or documents or written acts or deeds thus signed shall bind the Corporation without further requirement or authorization. The Board of Directors shall have the power to nominate, at all times by way of resolution, one or more Managers or one or more persons to sign general contracts, documents or written acts or deeds, or to sign certain particular contracts, documents or written acts or deeds.

The Corporation’s seal may, when required, be apposed to contracts, agreements, documents or written acts or deeds that are signed in the manner hereinabove specified, by one or many Managers or one or many nominated persons, in the manner hereinabove specified and by means of a resolution of the Board of Directors.

The expression “contracts, documents or written acts or deeds” used hereinabove shall include the acts or deeds, agreements, mortgages, securities, hypothecs, charges, transports, transfers and assignments of properties, real or personal, movable or immovable, as well as the acquittances, receipts and write-offs for the payment in cash, shares or other obligations and the transports, transfers and assignments of shares, titles, obligations, debentures or other securities, as well as any certificate, attestation and written act or deed.

70.
Securities: More particularly, but without limitation of the foregoing, the President, alone, or two Managers shall be authorized to sell, assign, transfer, exchange, convert or carry all of the shares, obligations, debentures, purchase rights, subscription bonds or other securities that belong to or are registered in the name of the Corporation, and to sign and execute (by apposing the seal of the Corporation or otherwise) the assignments, transports, proxies and other required written documents which allow the sale, assignment, transfer, exchange, conversion, or the transport of such shares, obligations, debentures, purchase rights, subscription bonds, or other securities.

71.
Signature. The signature of any Manager or any Director of the Corporation and/or of any other Manager, nominated person(s) in the hereinabove specified manner and by way of resolution of the Board of Directors may, if expressly authorized by the resolution of the Board of Directors, be printed, carved, lithographed or otherwise mechanically reproduced on all of the contracts, documents or written acts or deeds, obligations, debentures or other securities of the Corporation signed or issued by or in the name of the Corporation. Any said contracts, documents or written acts or deeds, obligations, debenture or other security of the Corporation shall be deemed validly signed by such Managers, Directors or persons, and shall be, for all purposes, as valid as if it was signed by hand, notwithstanding the fact that such Managers, Directors or persons are no longer in office on the date of the delivery or the issuance of such contracts, documents or written deeds or obligations, debentures or other securities of the Corporation.

The President of the Board (as the case may be), the President, the Vice-President, Secretary and Treasurer and any other nominated person or persons by the Board of Directors, or one of them, shall be authorized and shall have the right to appear and respond, in the name of the Corporation, to any brief, notice, order or interrogation on facts or articles and other procedures which emanated from any Court of competent jurisdiction; to declare under oath for and in the name of the Corporation a response to the brief of seizures in the hands of third parties or other briefs of seizure in the hands of the Corporation; to do any contracts, affidavits and declarations under oath pertaining to such procedures or any judicial procedure in which the Corporation is involved. They shall also be authorized to execute demands of relinquishment, motion to liquidate or to order the sequestration against any debtor of the Corporation; to assist and vote at any meetings of the creditors, and to give proxies for such meetings.

AUDITOR

72.
Unless all the Shareholders of the Corporation consent to and adopt a resolution in which it is decided that an auditor shall not be nominated in conformity to Section 163 of the Act, one and or more auditors shall be nominated, at each annual meeting of the Shareholders, to verify the accounts of the Corporation of the year following the annual meeting, the whole in conformity with the dispositions of the Act. The remuneration such auditor(s) shall be determined by the Shareholders or by the Board of Directors following the directives of the Shareholders.

FINANCIAL YEAR

73.	The financial year of the Corporation shall end at such date of each year which the Board of Directors may determine, at any time, by way of a resolution.

MODIFICATION

74.
Modification of the by-laws. The Board of Directors may adopt by-laws that do not infringe the Act or the statutes of inCorporation, for the purposes indicated in the laws governing the Corporation, and may abolish, modify or adopt once again the said by-laws, but each of such by-law (to the exception of the by-laws pertaining to the agents, managers and employees of the Corporation), and every abolishment, modification or new adoption of by-laws, unless having been, in the meantime, approved by a Special General Meeting of the Shareholders validly called for such purpose, shall be in effect only until the general annual meeting of the Corporation, and in the event that no confirmation has been given at such general annual meeting, the said by-laws shall cease to be in effect as at such date.

CERTIFIED AS BEING VALIDLY ADOPTED BY THE ONLY DIRECTOR ON THIS TWELFTH (12th) DAY OF JANUARY 2001.

APPROVED AND CONFIRMED BY THE ONLY SHAREHOLDER ON THIS TWELFTH (12th) DAY OF JANUARY 2001.

(SGD)

Michel P. Pelletier President and Secretary

GENERAL BY-LAWS OF EAU DE SOURCE VITA (2000) INC.

GENERAL BY-LAW NUMBER 2

These general by-laws of the Corporation shall be known and designated as General Borrowing By-Law.

WHEREAS the present by-laws authorize the Directors to borrow money on the credit of the Corporation, to give guarantees and to delegate such powers;

THAT the present General By-Law Number 2 of the Corporation be and is hereby adopted as a by-laws:

1.	The Directors may, without the authorization of the Shareholders:

a)	contract loans of monies on the credit of the Corporation;

b)	issue, re-issue, sell or give as guarantee obligations or other titles of the Corporation;

c)	subject to the dispositions of Section 44 of the Act, guarantee, in the name of the Corporation, the execution of an obligation incumbent on another person;

d)	hypothecate, encumber, pledge or otherwise charge all of the goods of the Corporation, present or future, to assure the payment of all the obligations or other titles of the Corporation.

CERTIFIED AS BEING VALIDLY ADOPTED BY THE ONLY DIRECTOR ON THIS TWELFTH (12th) DAY OF JANUARY 2001.

APPROVED AND CONFIRMED BY THE ONLY SHAREHOLDER ON THIS TWELFTH (12th) DAY OF JANUARY 2001.

(SGD)

Michel P. Pelletier President and Secretary